FIRST AMENDMENT to the EMPLOYMENT AGREEMENT between RON BENTSUR and KERYX BIOPHARMACEUTICALS, INC.

This FIRST amendment (the “Amendment”) to the EMPLOYMENT AGREEMENT dated September 14, 2009 (the “Employment Agreement”), between RON BENTSUR and KERYX BIOPHARMACEUTICALS, INC. is made, entered into and effective this 13th day of January, 2012, by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Ron Bentsur (“Executive”).  Capitalized terms used herein and not otherwise defined in the Amendment shall have the meaning ascribed to them in the Employment Agreement.

WHEREAS, on the 14th day of September, 2009, the Company and Executive entered into an employment agreement (the “Employment Agreement”) effective as of May 20, 2009, which is the date on which Executive was appointed as Chief Executive Officer of the Company; and

WHEREAS, the Company desires to extend the term of the Employment Period, and make certain additional modifications to the terms of the Employment Agreement, in accordance with the terms of this Amendment; and

WHEREAS, Executive is willing to continue to serve as the Chief Executive Officer of the Company, in accordance with the terms and conditions of the Employment Agreement and this Amendment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Unless earlier terminated in accordance with the terms of the Employment Agreement, the Employment Period shall hereby be extended for a term ending on May 20, 2014.

2.           Upon the occurrence of a Change in Control, if, within one year after the effective date of the Change in Control, Executive’s employment is terminated by the Company or the successor corporation to the Company without Cause, or Executive resigns for Good Reason, and only if within 45 days after the Date of Termination Executive shall have executed a release in substantially the form of Exhibit B attached to the Employment Agreement and such release shall not have been revoked within such time period: (i) the Executive shall receive a cash payment equal to the sum of (A) the Executive’s annual Base Salary at the rate in effect immediately prior to the Date of Termination or, if higher, at the rate in effect immediately prior to a Change in Control, and (B) the Annual Bonus earned by the Executive for the fiscal year immediately prior to the year in which the Date of Termination occurs, if any, payable in a lump sum within sixty (60) days following the Date of Termination; and (ii) the Executive shall receive a cash payment equal to the total monthly premium payment (both the Company’s portion and the Executive’s portion of such premium) under the Company’s group healthcare plan multiplied by twelve (12), payable in a lump sum within sixty (60) days following the Date of Termination.

3.           Except as modified in this Amendment, the Employment Agreement and all terms, covenants and conditions thereof shall remain in full force and effect.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Ron Bentsur
Ron Bentsur

KERYX BIOPHARMACEUTICALS, INC.

By: /s/ James F. Oliviero